Filed Pursuant to Rule 424(b)(3)
Registration No. 333-96637
PROSPECTUS

IGN Entertainment, Inc.

1,283,218 Shares
Common Stock

All of the 1,283,218 shares of common stock of IGN Entertainment, Inc. offered hereunder may be sold from time to time by the selling stockholders named on page 17 of this prospectus. The Company will not receive any proceeds from the sale of the shares offered by the selling stockholders. See “Selling Stockholders” and “Plan of Distribution.”

Our common stock is traded on the Nasdaq SmallCap Market under the symbol “IGNX.” The shares of common stock to be offered under this prospectus will be sold as described under “Plan of Distribution.” On September 16, 2002 the last reported sale price for our common stock on the Nasdaq SmallCap Market was $7.19 per share.

The shares offered in this prospectus involve a high degree of risk. You should carefully consider the “Risk Factors” beginning on page 5 in determining whether to purchase IGN Entertainment, Inc. Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 16, 2002.

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. It is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes to the consolidated financial statements, incorporated by reference into this prospectus. You should read the full text of, and consider carefully the more specific details contained in or incorporated by reference into, this prospectus. References to “IGN,” “we,” “our,” and “us” refer to IGN Entertainment, Inc., a Delaware corporation. IGN and the IGN logo are our trademarks and are registered in certain jurisdictions. Other trademarks and tradenames appearing in this prospectus are the property of their respective holders.

IGN Entertainment, Inc.

IGN Entertainment, Inc., through our online network IGN.com, offers an information and entertainment destination for teen and young adult gamers. We serve our audience by providing both free and subscription-based content and services. We offer our business customers a variety of integrated marketing products to reach our audience. These products include impression-based advertising and sponsorships, permission marketing, custom publishing, contextual electronic commerce, direct e-mail marketing and content licensing.

We were incorporated in the state of Delaware in January 1999. We changed our name to IGN Entertainment, Inc. in May 2002 to provide a more accurate description of our current operations and to reflect the direction of our future plans to focus on the video gaming and entertainment market. In connection with our name change, we also changed our symbol on the Nasdaq SmallCap Market to “IGNX.” Our executive offices are located at 3240 Bayshore Boulevard, Brisbane, California 94005 and our telephone number is (415) 508-2000. Information contained on our web sites does not constitute part of, nor is it incorporated by reference into, this prospectus.

The Offering

This prospectus relates to the sale of up to 1,283,218 shares of our common stock by the selling stockholders identified in this prospectus. Of these shares:

•	905,288 may be sold by selling stockholders who purchased shares of our preferred stock prior to our initial public offering;

•	285,715 may be sold by selling stockholders who purchased shares of our common stock in connection with our June 2002 private placement; and

•	92,215 may be sold by selling stockholders after such shares have been issued to the selling stockholders upon the exercise of warrants issued in connection with our June 2002 private placement.

These shares are being offered on a continuous basis under Rule 415 of the Securities Act. The prices at which the selling stockholders may sell their shares will be determined by the prevailing market for the shares or in negotiated transactions. See “Selling Stockholders.”

Common Stock that may be offered by the selling stockholders	1,283,218 shares
Common Stock to be outstanding after this offering	2,251,746 shares
Use of proceeds	We will not receive any proceeds from the sale of the shares by the selling stockholders.*

The share numbers above are based on the number of shares outstanding as of September 9, 2002. Of the shares that may be offered, 1,191,003 are currently outstanding.

*
We may receive proceeds from the exercise of the outstanding warrants by the selling stockholders and these proceeds will be used for working capital. Some of these warrants also contain a “net exercise” provision, under which selling stockholders may elect to exercise the warrants without paying cash.

FORWARD-LOOKING STATEMENTS

In addition to the other information contained or incorporated by reference in this prospectus, investors should carefully consider the risk factors disclosed in this prospectus and the documents incorporated by reference in evaluating an investment in our common stock. This prospectus and the documents incorporated herein by reference include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are “forward-looking statements” for purposes of these provisions, including any projections of earnings, revenues or other financial items, any statements of the plans and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing. In some cases, forward-looking statements can be identified by the use of terminology such as “may”, “will”, “expects”, “plans”, “anticipates”, “estimates”, “potential”, or “continue” or the negative thereof or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements contained herein and in such incorporated documents are reasonable, there can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to inherent risks and uncertainties, including but not limited to the risk factors set forth below and for the reasons described elsewhere in this prospectus. All forward-looking statements and reasons why results may differ included in this prospectus are made as of the date hereof, and IGN assumes no obligation to update any such forward-looking statement or reason why actual results might differ.

RISK FACTORS

You should carefully consider the risks described below and in the other documents incorporated by reference before making a decision to invest in our common stock. The risks and uncertainties described below are not the only ones facing IGN. If any of the events, contingencies, circumstances or conditions described in the following risks actually occur, our business, financial condition or our results of operations could be seriously harmed. If that occurs, the trading price of our common stock could decline, and you may lose part or all of your investment.

Risks Related to Our Business

Our current business model is unproven and may fail.

Our prospects and the merits of investing in our stock will be difficult for you to evaluate because we have recently restructured our business and implemented a new and unproven business model. As of the first quarter of 2002, we have sold or ceased operating all our destination web sites, except our IGN network, and now focus our content and services almost exclusively on the interactive entertainment market, with a particular emphasis on video game-related information. If our business model proves to be unsuccessful, the trading price of our stock will fall and our business may fail. Accordingly, our prospects and the merits of investing in our stock must be considered in light of the risks, expenses and difficulties encountered by Internet-related companies who have restructured their business and adopted new business models. To effectively execute our current business model, we expect that in the future we will need to raise additional funds, establish additional credit facilities, seek other financing arrangements or further reduce costs and expenses. Additional funding may not be available on favorable terms, on a timely basis or at all.

We have not achieved profitability and anticipate continued losses.

From our inception though the middle of 2000, we devoted substantially all our resources to rapidly develop our business. Beginning in the later half of 2000, in response to weakening market conditions, we began to decrease expenses and restructure our business and have incurred substantial charges relating to facility exit costs, goodwill impairment and employee severance. Despite our restructuring and expense management efforts, we have never been profitable and do not anticipate profitability in the foreseeable future. Further, in the future we may increase our operating expenses to develop additional subscription offerings, buyout or restructure some or all of our long-term facility leases, develop additional networks, expand our sales and marketing operations, develop and upgrade our technology and purchase equipment and leasehold improvements to support our operations and network infrastructure. We also may incur costs relating to the acquisition of technologies, content, or other businesses. Yet, whether or not we increase expenditures, we still may not generate sufficient revenue to attain profitability. Accordingly, we expect to incur significant operating losses on a quarterly basis for the foreseeable future, and may never become profitable. Even if we do achieve profitability, we might not be able to sustain profitability on a quarterly or annual basis in the future.

We have negative cash flow and may not have sufficient cash to continue operations or, even if we can continue operations, to effectively manage our working capital requirements and fund our operations for the period required to achieve profitability.

We do not know with certainty whether our cash reserves and any cash flows from operations or financing will be sufficient to fund our operations beyond 2002. The report of our independent auditor, Ernst & Young LLP, on our 2001 financial statements contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern. We have limited cash and credit available, and may be unable to raise additional financing or establish additional lines of credit to meet our anticipated and unanticipated working capital requirements. In the event we raise capital via equity financing, our existing stockholders could experience significant dilution. If adequate funds are not available to satisfy either short- or long-term capital requirements, we might be required to significantly limit our operations or delay or abandon some of our planned future expenditures, any of which actions could harm our business. Our future capital requirements depend upon many factors, including:

•	the rate at which we expand or contract our sales and marketing operations;

•	the extent to which we expand or contract our content and service offerings;

•	the extent to which we develop and upgrade our technology and data network infrastructure;

•	the timing of, and extent to which we are faced with, unanticipated marketing or technological challenges or competitive pressures;

•	our ability to successfully transfer liability for or restructure long-term facility leases for facilities that exceed our present capacity needs;

•	the amount and timing of leasehold improvements and capital equipment purchases;

•	the response of competitors to our content and service offerings; and

•	the willingness of advertisers to become and remain our customers.

Our future success depends on our ability to increase and sustain revenues.

If we do not increase and sustain our revenues from existing sources, such as advertising sales, subscription fees and corporate partnerships, our business might fail. Even if we increase our revenues from existing sources, we still may have to create new sources of revenue to survive.

Currently, the majority of our revenues are derived from paid advertisements displayed on our web sites. Our ability to maintain current levels of, increase, or sustain new levels of, advertising revenue depends upon:

•	growth of our user base;

•	the attractiveness of our user base to advertisers;

•	our ability to derive useful consumer patterns and other information from our users;

•	acceptance by advertisers of the Internet as an advertising medium; and

•	keeping our web sites technologically flexible in order to accommodate the latest advertiser demands.

Our advertising orders tend to be specific campaign-based, cancelable without penalty and run over relatively short periods of time. In the current economic climate, advertisers have a great deal of negotiating power; the advertisers for whom we compete have a large selection of media in which to advertise and can dictate many of the terms of their orders. Accordingly, we are exposed to a great deal of competitive pressure and potentially severe fluctuations in our financial results. In addition, we are experiencing a shift in the source of advertising revenues from Internet companies to companies in more traditional lines of business. These advertisers often have substantially different requirements and expectations than Internet companies with respect to advertising programs. If we are unsuccessful in adapting to the needs of our advertisers or if we are otherwise unable to attract and retain advertisers, our business could be harmed.

We also derive revenue from subscriptions. Our subscription model is in its fifth quarter of operation. Under this program, we offer premium content and services to customers on a subscription fee basis. Some of our competitors offer content and services similar to ours at no charge to users. If our users are unwilling to pay or if competing subscription programs better meet user expectations, our traffic and subscription revenue would decline. Furthermore, even if users subscribe with us, we cannot assure you that they will renew their subscriptions or accept our services. If our subscription program is not accepted by new and current subscribers, our subscription revenue and traffic would decline. A decline in traffic could result in decreased advertising revenues.

Additionally, we earn revenue from several larger corporate partnerships through which we provide customers with various commerce, content and marketing initiatives. These partnerships are usually under contract with terms longer than six months but have termination rights at various points during their respective terms. Our customers can and do decrease their spending levels and/or cancel these agreements on relatively short notice without penalty. We cannot assure you that these customers will continue to do business with us. The termination of any of these longer-term agreements, if not replaced with new customers and/or contracts, would cause our revenue to decline.

Our revenues are greatly dependent upon the general video game industry.

Our user traffic and revenues are directly related to events in, and the success of, the video game industry, particularly the platform and software markets thereof. For instance, when new video game platforms and/or software titles are released, our traffic and our advertising and subscription revenues tend to increase as companies desire to promote their new products to our audience, and as our audience wishes to gain access to information about these new products. The increased traffic related to the events in, or success of, the video game industry also generates business for us from advertisers outside of the video game industry that wish to promote their products and services to individuals with the demographic characteristics of our user population. Accordingly, a downturn in the video game industry, particularly in the platform and software markets thereof, or a shift in consumer interest in such products, would decrease traffic, advertising demand and subscription revenue. Any such decrease could harm our business.

Additional financings could disadvantage our existing stockholders.

If we raise additional funds through the issuance of equity securities, the percentage ownership of our existing stockholders would be reduced and the value of their investments might decline. In addition, any new securities issued might have rights, preferences or privileges senior to those securities held by our existing stockholders. If we raise additional funds through the issuance of debt, we might become subject to restrictive covenants.

Our ability to successfully raise awareness of our brand and web sites is crucial to our success.

We believe that broader recognition and a favorable user perception of our IGN brand and web sites are essential to our future success. As we significantly decreased marketing related expenditures during 2001, we became reliant mainly upon word of mouth for proliferation of our brand awareness. If our brand awareness is not promoted through word of mouth, or if current or future marketing efforts are not accepted by our audience, our user base and revenue would decline.

Our quarterly revenue and operating results may fluctuate in future periods and we may fail to meet expectations, which may reduce the trading price of our common stock.

We cannot forecast our revenue and operating results with precision, particularly because we have only recently restructured our business to focus solely on the interactive entertainment market; we are dependent upon general activity in the video game industry and development schedules for such video game platform or software products are frequently unreliable; our current products and services are relatively new and evolving; and our liquidity prospects are uncertain. Further, advertising expenditures tend to be cyclical, reflecting overall economic conditions as well as budgeting and buying patterns. The U.S. economy is much weaker now than when we started our business, and reductions of marketing and advertising budgets or delay in spending of budgeted resources could continue to have a negative impact on our advertising revenue. This weakness has and could continue to have serious consequences for our business and operating results and, even if these conditions improve, we cannot assure you that marketing budgets and advertising spending will increase from current levels. If revenue in a particular period does not meet expectations, it is unlikely that we will be able to significantly adjust our level of expenditures for the same period. If our operating results fail to meet expectations, the trading price of our common stock would decline.

Financial results for any particular period will not predict results for future periods.

Because of the uncertain nature of the rapidly changing markets we serve, we believe that period-to-period comparisons are not necessarily meaningful and are not necessarily indicative of future performance. We anticipate that the results of our operations will fluctuate significantly in the future as a result of a variety of factors, including: general developments in the video game industry; the long sales cycle we face selling advertising and promotions; our ability to attract new and to retain existing audience and subscribers; seasonal trends in Internet usage, advertising placements, electronic commerce and video game product launches; and other factors discussed in this section. As a result, it is likely that in some future quarters or years our results of operations will fall below the expectations of investors, which would cause the trading price of our common stock to decline.

If we fail to perform in accordance with the terms of our advertising agreements, we would lose revenue.

Our advertising agreements typically provide for minimum performance levels, such as click-throughs by web users or impressions. If we fail to perform in accordance with these terms, we typically must provide free advertising to the customer until the minimum level is met, causing us to lose revenue and/or incur additional costs. Further, these performance levels are often based on the customer’s own records, which could be disadvantageous to us in cases of disagreement. In addition to minimum performance levels, we occasionally guarantee the availability of advertising space in connection with promotion arrangements and content agreements and often guarantee exclusive placement on our network for our largest customers, which precludes us from permitting certain competitors of these customers to offer products and services on our network that are similar to those offered by our exclusive customers. If we cannot fulfill the guarantees we make to our customers, or if we lose potential customers whose advertisements, sponsorships and promotions conflict with those of other customers or our exclusive customers fail to renew their contracts, we will lose revenue and our future growth may be impeded.

Internet advertising is a highly competitive industry and some of our competitors may be more successful in attracting and retaining customers.

The market for Internet advertising and services is highly competitive, and we expect that competition will continue to intensify. Negative competitive developments could have a material effect on our business. Many of our current competitors, including Yahoo!, AOL, CNET, MSN, Terra Lycos, Electronic Arts and MTV, as well as a number of potential new competitors, compete vigorously in this market. Further, many of our target and current customers own or have ownership percentages in certain of our competitors, which creates a competitive disadvantage and makes us susceptible to significant pricing pressures. In addition, many of our competitors have significantly greater editorial, technical, marketing, sales and other resources than we do. Our competitors may develop content and service offerings that are superior to ours or achieve greater market acceptance than ours or may combine or be purchased by advertisers to achieve market dominance. We must continue to attract and retain users to compete successfully for advertising revenue. If we fail to attract and retain more users, our market share, brand acceptance and revenue would decline.

Technical problems or intentional service adjustments with either our internal or our outsourced computer and communications systems could interrupt or decrease our service, resulting in decreased customer satisfaction, the possible loss of users and advertisers and a decline in revenue.

Our operations depend on our ability to maintain our computer systems and equipment in effective working order. Our web sites must accommodate a high volume of traffic and deliver frequently updated information. Any sustained or repeated system failure or interruption would reduce the attractiveness of our web sites to customers and advertisers and could cause us to lose users and advertisers to our competitors. This would cause our revenue to decline. In addition, interruptions in our systems could result from the failure of our telecommunications providers to provide the necessary data communications capacity in the time frame we require. Unanticipated problems affecting our systems have caused from time to time in the past, and could cause in the future, slower response times and interruptions in our services.

We depend on third parties for co-location of our data servers and cannot guarantee the security of our servers. Our primary servers currently reside in facilities in the San Francisco Bay area. Currently, these facilities do not provide the ability to switch instantly to another back-up site in the event of failure of the main server site. This means that an outage at one facility could result in our system being unavailable for at least several hours. This downtime could result in increased costs and lost revenues which would be detrimental to our business.

Fire, earthquakes, power loss, water damage, telecommunications failures, vandalism and other malicious acts, and similar unexpected adverse events, may damage our computer systems and interrupt service. Moreover, scheduled upgrades and changes to our computer systems may increase our operating cost or result in unsatisfactory performance. Our computer systems’ continuing and uninterrupted performance is critical to our success. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures or interruptions in our systems.

Any such interruptions in our ability to continue operations could damage our reputation, harm our ability to retain existing customers and to obtain new customers and could result in lost revenue, any of which could substantially harm our business and results of operations.

If we lose key personnel or are unable to hire additional qualified personnel, or if our management team is unable to perform effectively, we will not be able to implement our business strategy or operate our business effectively.

Our success depends upon the continued services of our senior management and other key personnel, many of whom would be difficult to replace. The loss of any of these individuals would adversely affect our ability to implement our business strategy and to operate our business effectively. In particular, the services of Mark Jung, our chief executive officer, would be difficult to replace. None of our officers or key employees is covered by “key person” life insurance policies.

Our success also depends upon our ability to continue to attract, retain and motivate skilled employees. We believe that there are only a limited number of persons with the requisite skills to serve in many key positions and it is difficult to attract, retain and motivate these persons. We have in the past experienced, and we expect to continue to experience, difficulty in hiring and retaining skilled employees with appropriate qualifications.

Further, we have conducted several workforce reductions over our brief operating history. These reductions can cause anxiety and uncertainty and could adversely affect employee morale. As a result, our remaining personnel may seek employment with larger, more established companies or companies they perceive as having less volatile stock prices.

Competitors and others have in the past attempted, and may in the future attempt, to recruit our employees. We believe that we will incur increasing salary, benefit and recruiting expenses because of the difficulty in hiring and retaining employees.

Finally, our success depends on the ability of our management to perform effectively, both individually and as a group. If our management is unable to operate effectively in their respective roles or as a team, we will not be able to implement our business strategy or operate our business effectively.

Our failure to manage our restructuring could result in our inability to effectively operate our new business.

We have significantly reduced our operations and anticipate that further change will be required to address potential market problems and opportunities. If we fail to manage this change, we will be unable to effectively operate our business. From a peak of approximately 380 full-time employees in March 2000, we have reduced our workforce, through attrition and lay offs, to approximately 65 full-time employees as of June 30, 2002. Further, we significantly reduced our relationships with affiliated web sites and introduced a pay-for-access subscription model. These significant changes have placed, and we expect them to continue to place, a strain on our management, operational and financial resources. In particular, the reduction in workforce could have negative consequences on our ability to produce content and to attract new users, or to maintain our web site’s availability and performance.

If we are unable to identify or successfully integrate potential acquisitions and investments, we may not grow, our expenses may increase and our management’s attention may be diverted from the operation of our business.

Our new business model may include acquiring or making investments in complementary businesses, products, services or technologies. Even if we do identify suitable candidates, we might not be able to make acquisitions or investments on commercially acceptable terms and on a timely basis. If we buy a business, we could have difficulty in assimilating that company’s personnel, operations, products, services or technologies into ours which could increase expenses and divert management’s attention. If we are unable to identify suitable acquisition or investment candidates, we may not grow.

We may have to litigate to protect our intellectual property rights, or to defend claims that we have infringed the rights of others, which could subject us to significant liability and be time consuming and expensive.

Our success depends significantly upon our copyrights, trademarks, service marks, trade secrets, technology and other intellectual property rights. The steps we have taken to protect our intellectual property may not be adequate and third parties may infringe or misappropriate our intellectual property. If this occurs, we may have to litigate to protect our intellectual property rights. These difficulties could disrupt our ongoing business, increase our expenses and distract our management’s attention from the operation of our business. We have not applied for the registration of all of our trademarks and service marks, and effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our content, services and products are made available on-line. If we were prevented from using our trademarks, we would need to re-implement our web sites and rebuild our brand identity with our customers, users and affiliates. This would increase our operating expenses substantially.

Companies frequently resort to litigation regarding intellectual property rights. From time to time, we have received, and we may in the future receive, notices of claims of infringement by IGN or one of our affiliates of other parties’ proprietary rights. We may have to litigate to defend claims that we have infringed upon the intellectual property rights of others. Any claims of this type could subject us to significant liability, be time-consuming and expensive, divert management’s attention, require the change of our trademarks and the alteration of content, require us to redesign our web sites or services or require us to pay damages or enter into royalty or licensing agreements. These royalty or licensing agreements, if required, might not be available on acceptable terms or at all. If a successful claim of infringement were made against us and we could not develop non-infringing intellectual property or license the infringed or similar intellectual property on a timely and cost-effective basis, we might be unable to continue operating our business as planned.

We have adopted anti-takeover defenses that could delay or prevent an acquisition of our company, even an acquisition that would be beneficial to our stockholders.

Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock. Issuance of the preferred stock would make it more difficult for a third party to acquire a majority of our outstanding voting stock, even if doing so would be beneficial to our stockholders. Without any further vote or action on the part of the stockholders, the board of directors has the authority to determine the price, rights, preferences, privileges and restrictions of the preferred stock. This preferred stock, if issued, might have conversion rights and other preferences that work to the disadvantage of the holders of common stock.

Our certificate of incorporation, bylaws and equity compensation plans include provisions that may deter an unsolicited offer to purchase IGN. These provisions, coupled with the provisions of the Delaware General Corporation Law, may delay or impede a merger, tender offer or proxy contest involving IGN. Furthermore, our board of directors has been divided into three classes, only one of which will be elected each year. Directors will only be removable by the affirmative vote of at least 66 2/3% of all classes of voting stock. These factors may further delay or prevent a change of control of IGN and may be detrimental to our stockholders.

Risks Related to Our Industry

Since our revenue is derived primarily from selling advertisements, our revenue might decline and we might not grow if advertisers do not continue or increase their usage of the Internet as an advertising medium.

In the past, we have derived, and we expect to continue to derive in the future, a majority of our revenue from selling advertisements and other marketing initiatives. However, the prospects for continued demand and market acceptance for Internet marketing products are uncertain. In particular, during the economic slowdown of the U.S. economy, there has been a reduction of advertising and marketing spending and a negative public perception of on-line media companies as well as technology companies in general. If advertisers do not continue or increase their usage of the Internet, our revenue might decline or not grow. Most advertising agencies and potential advertisers, particularly local advertisers, have only limited experience advertising on the Internet and may not devote a significant portion of their advertising expenditures to Internet advertising. Moreover, advertisers that have traditionally relied on other advertising media may not advertise on the Internet. In addition, advertising on the Internet is at a much earlier stage of development in international markets than it is in the United States and may not fully develop in these markets. As the Internet evolves, advertisers may find Internet advertising to be a less attractive or effective means of promoting their products and services relative to traditional methods of advertising and may not continue to allocate funds for Internet advertising. Many historical predictions by industry analysts and others concerning the growth of the Internet as a commercial medium have overstated the growth of the Internet and should not be relied upon. This growth may not occur or may occur more slowly than estimated. In fact, due to the current economic slowdown, our advertising revenue has declined.

We cannot assure you that customers will continue to purchase advertising or marketing programs or commerce partnerships on our web pages, or that market prices for web-based advertising will not decrease due to competitive or other factors. In addition, if a large number of Internet users use filter software programs that limit or remove advertising from the user’s monitor, advertisers may choose not to advertise on the Internet. Moreover, there are no widely accepted standards for the measurement of the effectiveness of Internet advertising, and standards may not develop sufficiently to support Internet advertising as a significant advertising medium.

Our ability to implement our business strategy and our ultimate success depend on continued growth in the use of the Internet and the ability of the Internet infrastructure to support this growth.

Our business strategy depends on continued growth in the use of the Internet and increasing the number of users who visit our sites. A decrease in the growth of web usage would impede our ability to implement our business strategy and our ultimate success. If the Internet continues to experience significant growth in the number of users, frequency of use and amount of data transmitted, the Internet infrastructure might not be able to support the demands placed on it or the performance or reliability of the Internet might be adversely affected. Web sites have experienced interruptions in service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays occur frequently in the future, Internet usage, as well as the usage of our web sites, could grow more slowly than expected or decline. Security and privacy concerns may also slow growth. Because our revenue ultimately depends upon Internet usage generally as well as usage on our web sites, our business may suffer as a result of declines in Internet usage.

We might have to expend significant capital or other resources to protect our networks from unauthorized access, computer viruses and other disruptive problems.

Internet and on-line service providers have in the past experienced, and may in the future experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. We might be required to expend significant capital or other resources to protect against the threat of security breaches or to alleviate problems caused by such breaches. Nevertheless, security measures that we implement might be circumvented. Eliminating computer viruses and alleviating other security problems may also require interruptions, delays or cessation of service to users accessing web pages that deliver our content and services. In addition, a party who circumvents our security measures could misappropriate proprietary information or cause interruptions in our operations.

We may be sued regarding privacy concerns, subjecting us to significant liability and expense.

If a party were able to penetrate our network security or otherwise misappropriate our users’ personal information or credit card information, we could be subject to significant liability and expense. We may be liable for claims based on unauthorized purchases with credit card information, impersonation or other similar fraud claims. Claims could also be based on other misuses of personal information, such as unauthorized marketing purposes. These claims could result in costly litigation. The Federal Trade Commission and state agencies have been investigating various Internet companies regarding their use of personal information. In 1998, the United States Congress enacted the Children’s Online Privacy Protection Act of 1998. We depend upon collecting personal information from our customers and the regulations promulgated under this act have made it more difficult for us to collect personal information from some of our customers. We could incur additional expenses if new regulations regarding the use of personal information are introduced or if our privacy practices are investigated. Furthermore, the European Union recently adopted a directive addressing data privacy that may limit the collection and use of information regarding Internet users. This directive and regulations enacted by other countries may limit our ability to target advertising or to collect and use information internationally.

Information displayed on and communication through our and our affiliate web sites could expose us to significant liability and expense.

We face possible liability for defamation, negligence, copyright, patent or trademark infringement and other claims, such as product or service liability, based on the nature and content of the materials published on or downloaded from our and our affiliate web sites. These types of claims have been brought, sometimes successfully, against Internet companies and print publications in the past, and the potential liability associated with these claims is significant. We could also be subjected to claims based upon the on-line content that is accessible from our web sites through links to other web sites or through content and materials that may be posted in chat rooms or bulletin boards. We do not verify the accuracy of the information supplied by third-party content providers, including affiliates. We also offer email services which may subject us to potential risks, such as liabilities or claims resulting from unsolicited email, lost or misdirected messages, illegal or fraudulent use of email or interruptions or delays in email service. The law in these areas is unclear. Accordingly, we are unable to predict the potential extent of our liability. Our insurance may not cover potential claims of this type and our defense of any such actions could be costly and involve significant distraction of our management and other resources.

Changes in regulation of domain names may result in the loss or change of our domain names, a reduction in brand awareness among our customers and a diminished ability to attract advertisers and generate revenue.

We hold various domain names relating to our networks and brands. In the United States, the National Science Foundation has appointed a limited number of entities as the current exclusive registrars for the “.com,” “.net” and “.org” generic top level domains. We expect future changes in the United States to include a transition from the current system to a system controlled by a non-profit corporation and the creation of additional top level domains. Requirements for holding domain names also are expected to be affected. These changes may result in the loss or change of our domain names, a reduction in brand awareness among our customers and a diminished ability to attract advertisers and generate revenue. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights. In addition, we may lose our domain names to third parties with trademarks or other proprietary rights in those names or similar names.

Future regulation of the Internet may slow its growth, resulting in decreased demand for our services and increased costs of doing business.

Although we are subject to regulations applicable to businesses generally, few laws or regulations exist that specifically regulate communications and commerce over the Internet. We expect more stringent laws and regulations relating to the Internet to be enacted due to the increasing popularity and use of the Internet and other on-line services. Future regulation of the Internet may slow its growth, resulting in decreased demand for our services and increased costs of doing business. New and existing laws and regulations are likely to address a variety of issues, including:

•	user privacy and expression;

•	taxation and pricing;

•	the rights and safety of children;

•	intellectual property;

•	defamation;

•	sweepstakes and promotions; and

•	information security.

Currently we may be subject to Sections 5 and 12 of the Federal Trade Commission Act, which regulate advertising in all media, including the Internet, and require advertisers to have substantiation for advertising claims before disseminating advertisements. The Federal Trade Commission recently brought several actions charging deceptive advertising via the Internet, and is actively seeking new cases involving advertising via the Internet. We also may be subject to the provisions of the recently enacted Communications Decency Act, which, among other things, imposes substantial monetary fines and/or criminal penalties on anyone who distributes or displays certain prohibited material over the Internet or knowingly permits a telecommunications device under its control to be used for this purpose. In addition, government agencies may impose regulatory access fees on

Internet usage. If this were to occur, the cost of communicating on the Internet could increase substantially potentially decreasing the use of the Internet.

Finally, the applicability to the Internet and other on-line services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other on-line services could also increase our costs of doing business, discourage Internet communications and reduce demand for our services.

Risks Related to the Securities Markets

We expect to experience volatility in our stock price, which could negatively affect your investment.

The trading price of our common stock is likely to be highly volatile in response to a number of factors, such as:

•	actual or anticipated variations in our quarterly results of operations;

•	our cash position;

•	our limited amount or availability of public float shares;

•	changes in ownership percentage as a result of the issuance of equity securities;

•	changes in the market valuations of other Internet content and service companies;

•	public perception of Internet content and service companies;

•	public perception of growth prospects for the video game and entertainment industries;

•	announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	changes in financial estimates or recommendations by securities analysts;

•	additions or departures of key personnel;

•	additions or departures of key customers;

•	our ability to attract or retain subscribers; and

•	failure to maintain minimum Nasdaq listing requirements.

In addition, broad market and industry factors may materially and adversely affect the market price of our common stock, regardless of our operating performance. The Nasdaq SmallCap Market, and the market for Internet and technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies.

Should our stockholders sell a substantial number of shares of common stock in the public market, the price of our common stock could fall.

Our current stockholders include individuals or firms that hold a substantial number of shares that they are entitled to sell in the public market. Sales of a substantial number of these shares could reduce the market price of our common stock. These sales could make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

The sale of the common stock or the perception that shares of common stock will be sold hereunder could lower our stock price and negatively impact our ability to raise capital through the public markets.

Sales in the public market of the common stock covered by this prospectus could lower our stock price and impair our ability to raise funds in additional stock offerings. Future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock and could make it more difficult for us to raise funds through a public offering of our equity securities. Since all selling stockholders hold restricted securities, this prospectus will facilitate each selling stockholder’s sale in the public market of common stock offered hereunder. However, we cannot predict the effect of any such future sales.

In addition, the nature of some of the selling stockholders could be perceived negatively by other investors or potential investors and could cause our stock price to decline. Chris Anderson, our chairman and a beneficial owner of more than 30% of our outstanding common stock, Mark Jung, our chief executive officer, and affiliates of Michael Orsak, one of our directors, will offer a substantial majority of all the shares covered by this prospectus. Other investors or potential investors could interpret this participation to indicate, for example, that these selling stockholders lack confidence in IGN. This and any other negative interpretations arising from the participation of these selling stockholders in this offering, could cause our stock price to decline.

Our officers and directors and their affiliates exercise significant control over us, which could disadvantage other stockholders.

Our executive officers and directors and their affiliates together owned approximately 55% of our outstanding common stock as of September 9, 2002. Christopher Anderson, the chairman of our board of directors, owned approximately 39% of our outstanding common stock alone. Another stockholder owned approximately 20% of our outstanding common stock. As a result, these stockholders exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of control could disadvantage other stockholders with interests different from those of our officers, directors and their affiliates. For example, our officers, directors and their affiliates could delay or prevent someone from acquiring or merging with us even if the transaction would benefit other stockholders.

Class action litigation resulting from volatility of the trading price of our common stock would likely result in substantial costs and a diversion of management’s attention and resources.

Volatility in the trading price of our common stock could result in securities class action litigation. Any litigation would likely result in substantial costs and a diversion of management’s attention and resources.

If our common stock ceases to be listed for trading on the Nasdaq SmallCap Market, the value and liquidity of your investment may be adversely affected.

We cannot assure you that we will be able to meet or maintain all of the requirements for continued listing on the Nasdaq SmallCap Market in the future. For example, we must attract and appoint a new independent member to our Board of Directors and our Audit Committee in the near future to comply with current listing requirements. If we do not meet Nasdaq listing requirements, we expect that our common stock would be traded on the NASD Over-The-Counter Bulletin Board. If our common stock were to be delisted from the Nasdaq SmallCap Market, the liquidity of your investment would be diminished and the volatility of the trading price of our common stock would increase. Further, our stock could then potentially be subject to what are known as the “penny stock” rules, which place additional requirements on broker-dealers who sell or make a market in such securities. Consequently, if we were removed from the Nasdaq SmallCap Market, the ability or willingness of broker-dealers to sell or make a market in our common stock might decline. As a result, your ability to resell your shares of our common stock could be harmed.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the common stock pursuant to this prospectus. We will not receive any of the proceeds from sales by the selling stockholders of the offered shares of common stock. Any warrant exercise proceeds we receive will be used for working capital. Except for the warrant issued to Allen & Company Incorporated, the warrants also contain a “net exercise” provision, by which selling stockholders may elect to exercise the warrants without paying cash. Pursuant to that provision, to the extent the exercise price per warrant share is less than the market price per share at the time of exercise, the exercising holder can acquire shares by surrendering a portion of the warrant shares, as determined under the terms of the warrant.

SELLING STOCKHOLDERS

The selling stockholders may sell an aggregate of up to 1,283,218 shares of our common stock pursuant to this prospectus. Of these shares, (i) 905,288 were issued prior to our initial public offering to certain selling stockholders in connection with our preferred stock equity financings, at a weighted average price of $20.79 per share, (ii) 285,715 were issued to certain selling stockholders in connection with our June 2002 private placement, at a price of $7.00 per share, and (iii) 92,215 are issuable upon exercise of warrants currently outstanding and issued in connection with our June 2002 private placement, with a weighted average exercise price of $9.07 per share. The selling stockholders named below, together with any pledgee or donee of any named stockholder, are referred to in this prospectus as the “selling stockholders.” Except for the warrant issued to Allen & Company Incorporated, the warrants contain a “net exercise” provision, pursuant to which selling stockholders may elect to exercise the warrants without paying cash, in which case the selling stockholder would acquire fewer shares than those indicated below.

The following table sets forth:

•	the number of shares beneficially owned as of September 9, 2002 by each selling stockholder named below;

•	the number of shares that be may offered and sold from time to time by each selling stockholder pursuant to this prospectus; and

•	the number of shares that would be owned by each selling stockholder assuming each selling stockholder sells all of the shares offered by that stockholder in this prospectus.

The information in this section of the prospectus regarding share-ownership by the selling stockholders is based on 2,159,531 shares outstanding as of September 9, 2002. We calculated beneficial ownership according to Rule 13d-3 of the Securities Exchange Act as of that date. Shares issuable upon exercise of options or warrants that are exercisable within 60 days after September 9, 2002 are included as beneficially owned by the option holder or warrant holder. Beneficial ownership generally includes voting and investment power with respect to securities. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned.

Except as described in this section, no selling stockholder has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. The selling stockholders may from time to time offer and sell any or all of their shares as listed below. Because the selling stockholders are not obligated to sell their shares, and because they may also acquire publicly traded shares of our common stock, we cannot estimate how many shares each selling stockholder will beneficially own after this offering. We may update, amend or supplement this prospectus from time to time to update the disclosure in this section.

Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to the Offering			Number of Shares Being Offered		Shares of Common Stock Beneficially Owned After the Offering
	Number		Percent			Number	Percent
Allen & Company Incorporated(1)	6,500		*	6,500		—	*
Chris Anderson(2)	832,828		38.6%	753,175		79,653	3.7%
Irvine Capital Partners, LP(3)	11,700	†	*	11,700		—	*
Irvine Capital Partners III, LP(4)	1,300	†	*	1,300		—	*
Mark Jung(5)	257,833		11.5%	57,723	(6)	199,554	8.9%
Jung-Murdock Children’s Trust U/A 11/23/93, Susan Murdock TTEE(7)	556		*	556		—	*
MicroCapital Fund LP(8)	301,150	†	13.7%	182,000		119,150	5.5%
MicroCapital Fund Ltd.(9)	184,912	†	8.4%	150,430		34,482	1.6%
Windy Hill Capital Partners L.P.(10)	31,700	†	1.5%	26,000		5,700	*
Worldview Strategic Partners II, LP(11)	2,954		*	2,954		—	*
Worldview Technology International II, LP(12)	21,300		*	21,300		—	*
Worldview Technology Partners II, LP(13)	69,580		3.2%	69,580		—	*

Total	1,721,757			1,283,218		438,539

*	Less than one percent.
†	Indicates selling stockholder purchased shares and warrants pursuant to a Subscription Agreement dated June 18, 2002 in our June 2002 private placement.
(1)
Represents shares of common stock issuable upon exercise of a currently exercisable warrant to purchase common stock, with an exercise price of $10.00 per share, acquired as compensation for Allen & Company Incorporated’s services as one of our placement agents in our June 2002 private placement. This selling stockholder may be deemed to be a broker-dealer and is affiliated with Allen & Company LLC, a registered broker-dealer. At the time this selling stockholder acquired this warrant, it (i) was a broker-dealer, (ii) had no direct or indirect agreement or understanding with any person to immediately distribute the warrant, or the shares issuable upon exercise or conversion thereof, and (iii) did not acquire the warrant, or the shares issuable upon exercise or conversion thereof, for the purpose of reselling such securities in the ordinary course of its business. Allen Holding Inc. is the sole stockholder of Allen & Company Incorporated and has sole voting and investment power of these shares. Herbert A. Allen, Jr. is the controlling stockholder of Allen Holding Inc. and has voting and investment power of these shares.

(2)	Includes 70 shares issuable upon exercise of options exercisable within 60 days of September 9, 2002. Mr. Anderson is the chairman of IGN’s board of directors.
(3)
Includes 2,700 shares of common stock issuable upon exercise of a currently exercisable warrant to purchase common stock, with an exercise price of $9.00 per share. Irvine Capital Management, LLC is the general partner of Irvine Capital Partners, LP and has the sole voting and investment power of shares held by Irvine Capital Partners, LP. David Bunzel is the managing member of Irvine Capital Management, LLC and has sole voting and investment power of these shares. Mr. Bunzel disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(4)
Includes 300 shares of common stock issuable upon exercise of a currently exercisable warrant to purchase common stock, with an exercise price of $9.00 per share. Irvine Capital Management, LLC is the general partner of Irvine Capital Partners III, LP and has the sole voting and investment power of shares held by Irvine Capital Partners III, LP. David Bunzel is the managing member of Irvine Capital Management, LLC and has sole voting and investment power of these shares. Mr. Bunzel disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(5)
Includes 89,663 shares issuable upon exercise of options exercisable within 60 days of September 9, 2002, 5,556 shares held by Mr. Jung as trustee of the Mark Jung Annuity Trust and 556 shares held by the Jung-Murdock Children’s Trust U/A 11/23/93, Susan Murdock TTEE. The Mark Jung Annuity Trust is not a selling stockholder. Mr. Jung is IGN's chief executive officer and a member of IGN’s board of directors.

(6)	Excludes 556 shares to be offered by Jung-Murdock Children’s Trust U/A 11/23/93, Susan Murdock TTEE.
(7)
Included in the number of shares of common stock beneficially owned by Mark Jung prior to the offering. Susan Murdock has sole voting and investment power with respect to the shares held by the Jung-Murdock Children’s Trust. Mr. Jung disclaims beneficial ownership with respect to these shares.

(8)
Includes 42,000 shares of common stock issuable upon exercise of a currently exercisable warrant to purchase common stock, with an exercise price of $9.00 per share. The number of shares listed under the caption “Shares of Common Stock Beneficially Owned Prior to the Offering” is based on information provided by MicroCapital Fund LP and a Schedule 13G filed on July 10, 2002, indicating MicroCapital Fund LP has shared voting and shared investment power with respect to 301,150 shares, which figure excludes 184,912, 27,146 and 24,365 shares held by MicroCapital Fund Ltd. (included in note 9 below), Nattak Corporation and Price Trust UTA Dated 10/5/84, as amended, respectively. MicroCapital LLC, a registered investment advisor, has sole voting and investment power with respect to all such shares and is the general partner of MicroCapital Fund LP. Ian P. Ellis is the managing member of MicroCapital LLC and has sole voting and investment power of these shares. Mr. Ellis disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(9)
Includes 34,715 shares of common stock issuable upon exercise of a currently exercisable warrant to purchase common stock, with an exercise price of $9.00 per share. The number of shares listed under the caption “Shares of Common Stock Beneficially Owned Prior to the Offering” is based on information provided by MicroCapital Fund LP and a Schedule 13G filed on July 10, 2002, indicating MicroCapital Fund Ltd. has shared voting and shared investment power with respect to 184,912 shares, which figure excludes 301,150, 27,146 and 24,365 shares held by MicroCapital Fund LP (included in note 8 above), Nattak Corporation and Price Trust UTA Dated 10/5/84, as amended, respectively. MicroCapital LLC, a registered investment advisor, has sole voting and investment power with respect to all such shares and is the sole stockholder of MicroCapital Fund Ltd. Ian P. Ellis is the managing member of MicroCapital LLC and has sole voting and investment power of these shares. Mr. Ellis disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(10)
Includes 6,000 shares of common stock issuable upon exercise of a currently exercisable warrant to purchase common stock, with an exercise price of $9.00 per share. Windy Hill Capital Management L.L.C. is the general partner of Windy Hill Capital Partners L.P. George Huertas is the managing member of Windy Hill Capital Management L.L.C. and has sole voting and investment power of these shares. Mr. Huertas disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(11)
Worldview Capital II, L.P. is the general partner of Worldview Strategic Partners II, LP and has sole voting and investment power of these shares. Worldview Equity I, L.L.C. is the general partner of Worldview Capital II, L.P. and has sole voting and investment power of these shares. James Wei, Susumu Tanaka and Michael Orsak, a member of our board of directors, are managing members of Worldview Equity I, LLC and share voting and investment power of these shares. The managing members of Worldview Equity I, L.L.C. disclaim beneficial ownership of these shares, except to the extent of their pecuniary interest therein.

(12)
Worldview Capital II, L.P. is the general partner of Worldview Technology International II, LP and has sole voting and investment power of these shares. Worldview Equity I, L.L.C. is the general partner of Worldview Capital II, L.P. and has sole voting and investment power of these shares. James Wei, Susumu Tanaka and Michael Orsak, a member of our board of directors, are managing members of Worldview Equity I, LLC and share voting and investment power of these shares. The managing members of Worldview Equity I, L.L.C. disclaim beneficial ownership of these shares, except to the extent of their pecuniary interest therein.

(13)
Worldview Capital II, L.P. is the general partner of Worldview Technology Partners II, LP and has sole voting and investment power of these shares. Worldview Equity I, L.L.C. is the general partner of Worldview Capital II, L.P. and has sole voting and investment power of these shares. James Wei, Susumu Tanaka and Michael Orsak, a member of our board of directors, are managing members of Worldview Equity I, LLC and share voting and investment power of these shares. The managing members of Worldview Equity I, L.L.C. disclaim beneficial ownership of these shares, except to the extent of their pecuniary interest therein.

Warrants

In connection with the sale of the common stock in our June 2002 private placement, we issued to Irvine Capital Partners, LP, Irvine Capital Partners III, LP, MicroCapital Fund LP, MicroCapital Fund Ltd. and Windy Hill Capital Partners L.P., each of whom is a selling stockholder hereunder, warrants to purchase collectively 85,715 shares of common stock. These warrants have an exercise price of $9.00 per share, subject to adjustments for stock splits and similar events, and expire on June 17, 2007. These warrants also contain a “net exercise” provision, pursuant to which these selling stockholders may elect to exercise them without paying cash and, accordingly, receive fewer shares than the stated number purchasable thereunder. If we are acquired, the acquiring person or entity must assume these warrants or provide each holder thereof the opportunity to receive the consideration such holder would have received had such holder exercised immediately prior to the acquisition.

In consideration for Allen & Company Incorporated’s services as one of our placement agents in our June 2002 private placement, we issued and sold to Allen & Company Incorporated a warrant to purchase up to 6,500 shares of common stock. This warrant has an exercise price of $10.00 per share, subject to adjustments for stock splits and similar events, and expires on the earlier of June 20, 2007 or the date on which we are acquired.

PLAN OF DISTRIBUTION

The selling stockholders will be offering and selling all shares offered and sold with this prospectus. We will not receive any of the proceeds of the sales of these shares. Offers and sales of shares made with this prospectus must comply with the terms of registration rights agreements we entered into with the selling stockholders with respect to the registration of their shares. However, selling stockholders may resell all or a portion of their shares without this prospectus in open market transactions in reliance upon available exemptions under the Securities Act, if any, provided they meet the criteria and conform to the requirements of one of these exemptions.

Who may sell and applicable restrictions.

The selling stockholders may offer and sell shares with this prospectus directly to purchasers. The selling stockholders may donate or otherwise transfer their shares to any person so long as the transfer complies with applicable securities laws.

The selling stockholders may sell all or a portion of the common stock beneficially owned by them and offered hereby from time to time directly or through one or more brokers, dealers, agents or underwriters, subject to compliance with our insider trading policy, if applicable. Brokers, dealers, agents or underwriters participating in transactions may receive compensation in the form of discounts, concessions or commissions from the selling stockholders (and, if they act as agent for the purchaser of the shares, from that purchaser). The discounts, concessions or commissions might be in excess of those customary in the type of transaction involved. Any brokerage commissions and similar selling expenses attributable to the sale of shares covered by this prospectus will be borne by the selling stockholders. In order to comply with some state securities laws, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers. To the extent the selling stockholders may be deemed to be underwriters, they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The selling stockholders and any brokers, dealers or agents who participate in the distribution of the shares may be deemed to be underwriters, and any profits on the sale of shares by them and any discounts, commissions or concessions received by any broker, dealer or agent may be deemed underwriting discounts and commissions under the Securities Act. The selling stockholders have advised us that, as of the date of this prospectus, they have not entered into any plan, arrangement or understanding with a broker, dealer or underwriter regarding sales of shares with this prospectus.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Prospectus delivery.

Since each of selling stockholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. At any time a particular offer of the securities is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth:

•	the name of the selling stockholder and of any participating underwriters, broker-dealers or agents;

•	the aggregate amount and type of securities being offered;

•	the price at which the securities were sold and other material terms of the offering;

•
any discounts, commissions, concessions and other items constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to dealers; and

•	that the participating broker-dealers did not conduct any investigation to verify the information in this prospectus or incorporated in this prospectus by reference.

A prospectus supplement or a post-effective amendment may be filed with the SEC to disclose additional information with respect to the distribution of the shares. In particular, if we receive notice from a selling stockholder that a donee, pledgee, transferee or other successor intends to sell more than 500 shares of our common stock, or that a selling stockholder has entered into a material arrangement with an underwriter or broker-dealer for the sale of shares covered by this prospectus, then to the extent required we will file a supplement to this prospectus.

Manner of sales.

The selling stockholders will act independently of the company in making decisions with respect to the timing, manner and size of each sale. Sales may be made over the Nasdaq SmallCap Market, the over-the-counter market, or any other national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale. The shares may be sold at then prevailing market prices, at prices related to prevailing market prices, at fixed prices or at other negotiated prices.

The shares may be sold according to one or more of the following methods:

•	a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its account as allowed under this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	pledges of shares to a broker-dealer or other person, who may, in the event of default, purchase or sell the pledged shares;

•	an exchange distribution under the rules of the exchange;

•	face-to-face transactions between sellers and purchasers without a broker-dealer; or

•	by writing options, whether such options are listed on an options exchange or otherwise.

Indemnification and contribution.

We and certain of the selling stockholders have agreed to indemnify or provide contribution to each other and specified other persons against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act. The selling stockholders may also agree on their own to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against some liabilities, including liabilities arising under the Securities Act.

Expenses associated with registration.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, including registration and filing fees, expenses of compliance with state securities or “blue sky” laws and transfer agent fees relating to sales pursuant to this prospectus. If the shares are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts, underwriting commissions and agent commissions.

Suspension of this offering.

We may suspend the use of this prospectus on a limited basis if we learn of any event that causes this prospectus to include an untrue statement of material fact or omit to state a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to each selling stockholder.

LEGAL MATTERS

The validity of the issuance of the shares of common stock being offered by this prospectus will be passed upon for us by Fenwick & West LLP.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on From 10-K for the year ended December 31, 2001, as set forth in their report (which contains an explanatory paragraph relating to IGN’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements), which is incorporated by reference in the prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

SELECTED FINANCIAL DATA

IGN adopted FASB Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) on January 1, 2002. IGN was required to evaluate its existing goodwill and intangible assets and make any necessary reclassifications in order to comply with the new criteria in SFAS 142. The following disclosures are required to be presented at the time SFAS 142 is adopted and for all periods presented until all periods are accounted for in accordance with SFAS 142. These disclosures include presenting income for periods presented before the adoption of SFAS 142 adjusted to exclude the effects of adopting the new standard.

	Year Ended December 31,
	2001	2000	1999
	(in thousands, except per share data)
Net loss	$(30,352)	$(64,804)	$(34,822)
Add back goodwill amortization	3,692	4,001	471

Adjusted net loss	$(26,660)	$(60,803)	$(34,351)

Basic and diluted net loss per share	$(16.21)	$(44.36)	$(3,482.20)
Add back goodwill amortization per share	1.97	2.74	47.10

Adjusted basic and diluted net loss per share	$(14.24)	$(41.62)	$(3,435.10)

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. In accordance with the Exchange Act, we file reports and other information with the SEC. Reports, registration statements, proxy and information statements and other information that we have filed may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of this material from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at rates prescribed by the SEC. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a World Wide Web site that contains reports, proxy and information statements and other information that is filed electronically with the SEC. This web site can be accessed at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the Common Stock offered under this prospectus. This prospectus does not contain all of the information in the registration statement, parts of which we have omitted, as allowed under the rules and regulations of the SEC. You should refer to the registration statement for further information with respect to us and our Common Stock. While we believe that statements contained in this prospectus and the related registration statement as to the contents of any contract or other document contain all material information with respect to those contents, such statements are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement. Copies of the registration statement, including exhibits, may be inspected without charge at the SEC’s principal office in Washington, D.C., and you may obtain copies from this office upon payment of the fees prescribed by the SEC.

We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated by reference into this prospectus (except exhibits, unless they are specifically incorporated by reference into this prospectus). You should direct any requests for copies to Investor Relations, 3240 Bayshore Boulevard, Brisbane, California 94005, Attention: Elizabeth Drucker, telephone: (415) 508-2000.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents that we have filed with the SEC are incorporated into this prospectus by reference:

•	the registration statement on Form S-3 of which this prospectus is a part, and the exhibits filed with this registration statement and incorporated into the registration statement by reference;

•	our annual report on Form 10-K for the fiscal year ended December 31, 2001 as filed with the SEC on March 29, 2002;

•	Amendment No. 1 to our annual report on Form 10-K for the fiscal year ended December 31, 2001 as filed with the SEC on May 9, 2002;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2002 as filed with the SEC on May 9, 2002;

•	our quarterly report on Form 10-Q for the quarter ended June 30, 2002 as filed with the SEC on August 12, 2002;

•	our current reports on Form 8-K as filed with the SEC on May 9, 2002 and June 21, 2002;

•	our definitive proxy statement on Form 14A as filed with the SEC on April 19, 2002;

•	all other information that we file with the SEC under to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering; and

•
The description of our common stock which is contained in our registration statement on Form 8-A filed with the SEC on January 25, 2000 pursuant to Section 12 of the Exchange Act, and any description of any of our securities which is contained in any registration statement filed after the date hereof under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating any such description.

To the extent that any statement in this prospectus is inconsistent with any statement that is incorporated by reference, the statement in this prospectus shall control. The incorporated statement shall not be deemed, except as modified or superceded, to constitute a part of this prospectus or the registration statement on Form S-3 of which this prospectus is a part.

IGN Entertainment, Inc.

1,283,218 Shares of
Common Stock

PROSPECTUS

SEPTEMBER 16, 2002

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.